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                                                             Exhibit (h)(4)(xii)

               ELEVENTH AMENDMENT TO FINANCIAL GUARANTY AGREEMENT

     ELEVENTH AMENDMENT, dated as of January 31, 2005 (the "Amendment"), to the Financial Guaranty Agreement, dated as of July 3, 2001, as amended by the First Amendment dated as of January 14, 2002, the Second Amendment dated as of March 28, 2002, the Third Amendment dated as of August 20, 2002, the Fourth Amendment dated October 30, 2002, the Fifth Amendment dated November 12, 2002, the Sixth Amendment dated February 10, 2003, the Seventh Amendment dated March 24, 2003, the Eighth Amendment dated September 26, 2003, the Ninth Amendment dated January 31, 2004, and the Tenth Amendment dated June 10, 2004 (the "Agreement"), among MBIA INSURANCE CORPORATION (the "Insurer"), ING INVESTMENTS, LLC ("ING") (successor to ING Pilgrim Investments, LLC), ING INVESTMENT MANAGEMENT CO. ("ING IM") (formerly known as Aeltus Investment Management, Inc.) and ING EQUITY TRUST (the "Fund") (formerly known as Pilgrim Equity Trust).

                                   WITNESSETH:

     WHEREAS, ING, ING IM and the Fund have requested, and upon this Amendment becoming effected, the Insurer has agreed, that certain provisions of the Agreement be amended in the manner provided for in this Amendment.

     NOW, THEREFORE, the parties hereto hereby agree as follows:

     1. Amendment to Section 2.1 of the Agreement. The first sentence of Section
2.1 of the Agreement is hereby deleted and replaced with the following:

     2.1 Policies.

          During the period commencing on the Effective Date and ending on January 31, 2006, the Insurer agrees, subject to the conditions hereinafter set forth, to issue Policies to the Fund in an aggregate amount equal to the sum of the original aggregate amounts of all policies issued prior to February 1, 2005 plus $280,000,000, or such other amount as may be agreed upon by the parties in writing.

     3. No other Amendments; Confirmation. Except as expressly amended, modified and supplemented by this Amendment or by any prior amendment, the provisions of the Agreement are and shall remain in full force and effect.

     4. Governing Law. This Amendment and the rights and obligation of the parties hereto shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

     5. Counterparts. This Amendment may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.
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     IN WITNESS WHEREOF, each of the undersigned have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

ING INVESTMENT MANAGEMENTCO.            MBIA INSURANCE CORPORATION


/s/ Mary Ann Fernandez                  /s/ Illegible
-------------------------------------   ----------------------------------------
By: Mary Ann Fernandez                  By: Illegible
Title: SR VP                            Title: Illegible


ING EQUITY TRUST                        ING INVESTMENTS, LLC


/s/ Robert S. Naka                      /s/ Michael J. Roland
-------------------------------------   ----------------------------------------
By: Robert S. Naka                      By: Michael J. Roland
Title: Senior Vice President            Title: Executive Vice President